Exhibit 4.1

INTERNATIONAL TOWER HILL MINES LTD.

PAULSON & CO. INC.

INVESTOR RIGHTS AGREEMENT

December 28, 2016

TABLE OF CONTENTS

Section 1 GENERAL		1

1.1	Definitions	1
1.2	Recitals and Schedules	5
1.3	Headings	5
1.4	Gender and Number	6
1.5	Currency	6

Section 2 COMPOSITION AND BOARD MATTERS		6

2.1	Board Composition and Representation	6
2.2	Board Matters	8
2.3	Notice of Meetings	9

Section 3 PARTICIPATION RIGHT GRANTED BY THE CORPORATION		9

3.1	Exercise of Participation Right	9
3.2	Excluded Securities	11

Section 4 REGISTRATION RIGHTS		11

4.1	Demand Registration Rights	11
4.2	Piggyback Registration Rights	14
4.3	Expenses	15
4.4	Other Sales	15
4.5	Future Registration Rights	15
4.6	Preparation; Reasonable Investigation	15
4.7	Underwriting or Agency Agreements	16
4.8	Sale by Affiliates	17

Section 5 MISCELLANEOUS		17

5.1	Governing Law; Venue; Specific Performance	17
5.2	Statements as to Factual Matters	18
5.3	Amendments	18
5.4	Successors and Assigns	18
5.5	Entire Agreement	18
5.6	Severability	18
5.7	Delays or Omissions	18
5.8	Notices	19
5.9	Counterparts	20

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made as of the 28th day of December, 2016 (the “Effective Date”).

AMONG:

INTERNATIONAL TOWER HILL MINES LTD., a corporation existing under the laws of the Province of British Columbia

(hereinafter referred to as the “Corporation”)

– and –

PAULSON & CO. INC., a corporation existing under the laws of the State of Delaware, on behalf of several investment funds and accounts managed by it

(hereinafter referred to as the “Investor”)

WHEREAS

A.	The Investor has agreed to purchase 32,429,842 common shares of the Corporation (“Common Shares”) at a price of US$0.48 per common share for an aggregate purchase price of US$15,566,324 on a private placement basis (the “Offering”).

B.	In connection with the closing of the Offering on the date hereof, the Corporation has agreed to grant certain rights to the Investor as set forth herein.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree hereto as follows:

Section 1
GENERAL

1.1	Definitions

As used in this Agreement the following terms shall have the following respective meanings:

(a)	“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more Persons Controls, or is Controlled by, or is under common Control with, such specified Person;

(b)	“Agreement” means this investor rights agreement among the Corporation and the Investor and all schedules hereto, as well as any amendment or modification which might be made or added hereto in writing as permitted by Section 5.3 from time to time;

(c)	“Annual Budget” means the annual budget for the Corporation and its Subsidiaries for any fiscal year of the Corporation, as approved by the Board;

(d)	"Blackout Period" has the meaning set forth in Section 4.1(c)(ii);

(e)	“Board” means the board of directors of the Corporation;

(f)	“Board Designee” has the meaning set forth in Section 2.1(b);

(g)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of British Columbia;

(h)	“Canadian Securities Authorities” means any of the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada in which the Corporation is a reporting issuer (or analogous status);

(i)	“Canadian Securities Laws” means all applicable Canadian securities laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices issued by the Canadian Securities Authorities in the applicable jurisdictions in Canada;

(j)	“Change of Control” means and shall have occurred if, and only if:

(i)	at any time any Person or group of Persons acting jointly or in concert directly or indirectly beneficially own in the aggregate more than 50% of the outstanding voting securities of the Corporation; or

(ii)	the Corporation completes a merger, amalgamation, arrangement, business combination or other transaction as a result of which the Shareholders immediately prior to the completion of such transaction, as applicable, hold in the aggregate less than 50% of the outstanding voting securities of the resulting or remaining parent company immediately after completion of such transaction;

(k)	“Common Shares” has the meaning set forth in the recitals hereto;

(l)	“Control”, “Controlled by” and “under common Control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or voting interests, by agreement or otherwise, and includes an investment vehicle, the manager or general partner of which is the Investor or an entity Controlled by the Investor;

(m)	“Corporation” has the meaning set forth in the preamble hereto;

(n)	“Demand Registration” has the meaning set forth in Section 4.1;

(o)	“Designated Registrable Securities” has the meaning set forth in Section 4.1;

(p)	“Distribution” means a distribution of Registrable Securities to the public by way of a Prospectus under Canadian Securities Laws in any applicable jurisdictions in Canada;

(q)	“Equity Securities” has the meaning set forth in Section 3.1(a);

(r)	“Excluded Securities” has the meaning set forth in Section 3.2;

(s)	“Investor” has the meaning set forth in the preamble hereto;

(t)	“Livengood Gold Project” means the Livengood Gold Project of the Corporation, located in Alaska, United States;

(u)	“Losses” has the meaning set forth in Section 4.7(b);

(v)	“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended from time to time, and any successor legislation;

(w)	“Offering” has the meaning set forth in the recitals hereto;

(x)	“Participation Right” has the meaning set forth in Section 3.1(a);

(y)	“Participation Right Acceptance Notice” has the meaning set forth in Section 3.1(c);

(z)	“Participation Right Notice Period” has the meaning set forth in Section 3.1(c);

(aa)	“Participation Right Offer Notice” has the meaning set forth in Section 3.1(b);

(bb)	“Parties” means, collectively, the Corporation and the Investor;

(cc)	“Permitted Assign” shall mean any Affiliate of the Investor including, without limitation, any member, partner, shareholder or former member, partner or shareholder of the Investor;

(dd)	“Person” means any individual, corporation or company with or without share capital, partnership, joint venture, association, trust, unincorporated organization, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(ee)	“Piggyback Registrable Securities” has the meaning set forth in Section 4.2;

(ff)	“Piggyback Registration” has the meaning set forth in Section 4.2;

(gg)	“Process for Prospectus Reviews” means process for prospectus review provided for under National Policy 11-202 – Process for Prospectus Review in Multiple Jurisdictions;

(hh)	“Proposed Offering” has the meaning set forth in Section 3.1(a);

(ii)	“Prospectus” means a preliminary prospectus, an amended preliminary prospectus or a final prospectus of the Corporation in respect of its securities which has been filed with the applicable Canadian Securities Authorities, including all amendments and all supplements thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein;

(jj)	“Receipt” means a final receipt, decision document or similar notice or document issued in respect of a Prospectus by a Canadian Securities Authority in accordance with the Process for Prospectus Reviews;

(kk)	“Register”, “Registered” and “Registration” unless the context requires otherwise, refers to the filing of a Prospectus for the purposes of qualifying Registrable Securities under Canadian Securities Laws for Distribution in each of the provinces and territories of Canada in which the Corporation is a reporting issuer (or analogous status) or the filing of a Registration Statement for the purposes of facilitating the registration in the United States of Registrable Securities, as applicable;

(ll)	“Registrable Securities” means:

(i)	any Common Shares issued to or held by the Investor; and

(ii)	any Common Shares issued to the Investor in connection with a stock dividend, stock split, recapitalization, conversion or other similar distribution with respect to, in exchange for, or in replacement of the securities referred to in clause (i) above.

(mm)	“Registration Expenses” means the reasonable fees, disbursements and expenses of one set of legal counsel to the Investor in an amount not to exceed US$50,000 in the aggregate for each Registration and all expenses incurred by the Corporation in connection with a Registration, including (without limitation): (i) all fees, disbursements and expenses payable to any underwriter for an underwritten offering, agent for an agency offering or their respective counsel; (ii) all fees, disbursements and expenses of counsel and the auditor to the Corporation; (iii) all expenses in connection with the preparation, translation, printing and filing of any Prospectus or Registration Statement, and the mailing and delivering of copies thereof; (iv) all qualification or filing fees of any Canadian Securities Authority or the SEC, as applicable; (v) all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation in connection with a Registration; (vi) all fees and expenses payable in connection with the listing of any Registrable Securities on each stock exchange on which the Common Shares are then listed; (vii) all printing, copying, mailing, messenger and delivery expenses; and (viii) all costs and expenses associated with the conduct of any “road show” related to such Registration;

(nn)	“Registration Statement” has the meaning set forth in Section 4.1;

(oo)	“Request” has the meaning set forth in Section 4.1(b);

(pp)	“SEC” means the U.S. Securities and Exchange Commission’

(qq)	“Securities Act” means the Securities Act (British Columbia) and the rules and regulations promulgated thereunder, as amended from time to time, and any successor legislation;

(rr)	“Securities Laws” means Canadian Securities Laws and US Securities Laws, as applicable.

(ss)	“Shareholders” means the shareholders of the Corporation;

(tt)	“Stock Option Plan” means the existing stock option plan of the Corporation, last approved by the Shareholders on May 28, 2015;

(uu)	“Subsidiary” means, with respect to a corporation or limited liability company (the “Parent Corporation”), a corporation or limited liability company that is (a) Controlled by the Parent Corporation, (b) Controlled by one or more corporations or limited liability companies each of which is Controlled by the Parent Corporation, or (c) a Subsidiary of a corporation or limited liability company that is the Parent Corporation’s Subsidiary;

(vv)	“TSX” means the Toronto Stock Exchange;

(ww)	“U.S. Securities Act” shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time, and any successor legislation;

(xx)	“U.S. Securities Laws” means all applicable United States securities laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices.

1.2	Recitals and Schedules

The recitals and following schedules form an integral part of this Agreement:

Schedule A – Form of Indemnity Agreement

Schedule B – Registration Procedures

1.3	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

1.4	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in the currency of the United States.

Section 2
COMPOSITION AND BOARD MATTERS

2.1	Board Composition and Representation

(a)	On the Effective Date, the Corporation agrees that the Board shall consist of six (6) directors. Of such directors, the Corporation agrees to appoint, on the Effective Date, one (1) individual selected by the Investor to serve on the Board until the next meeting of Shareholders at which the election of directors to the Board is considered. Such individual shall be appointed chair of the Board.

(b)	The Investor shall be entitled to designate nominees for election or appointment to the Board (each, a “Board Designee”) as follows:

(i)	as long as the Investor, together with its Affiliates, owns in the aggregate 10% or more of the issued and outstanding Common Shares, one (1) Board Designee; and

(ii)	as long as the Investor, together with its Affiliates, owns in the aggregate 20% or more of the issued and outstanding Common Shares, two (2) Board Designees.

(c)	So long as the Investor is entitled to designate at least one (1) nominee for election or appointment to the Board, the Investor shall be entitled to designate one (1) Board Designee who is elected to the Board as chair of the Board.

(d)	The Corporation shall in respect of every meeting of Shareholders at which the election of directors to the Board is considered, and at every reconvened meeting following an adjournment or postponement thereof, nominate the Board Designee(s) for election to the Board, and shall use its commercially reasonable efforts to obtain Shareholder approval for the election of each nominee (including the Board Designee(s)) at such meeting, including without limitation by soliciting proxies in favour of the Board Designee(s)) and using commercially reasonable efforts to cause management to vote any Common Shares in respect of which management is granted a discretionary proxy in favour of the election of such nominees.

(e)	In the event that a Board Designee is not elected to the Board at a meeting of Shareholders or a Board Designee resigns as a director or is otherwise unable to serve as a director for any reason, including as a result of death or disability, the Investor shall be entitled to designate a replacement director and the Corporation will, subject to applicable laws and stock exchange requirements, take such action as shall be required to appoint such person to the Board to serve as a Board Designee until the next meeting of Shareholders at which the election of directors to the Board is considered.

(f)	As long as the Investor, together with its Affiliates, owns in the aggregate 10% or more of the issued and outstanding Common Shares, the Investor shall be entitled to designate one (1) Board Designee to each of:

(i)	the Compensation Committee;

(ii)	the Corporate Governance and Nominating Committee; and

(iii)	any special committee formed by the Corporation to consider a material transaction, provided that the Investor does not have an interest in such transaction or such Board Designee is not otherwise in a conflict of interest in relation to such transaction, as determined by the Board or the Investor, acting reasonably;

provided, in the case of the Compensation Committee and the Corporate Governance and Nominating Committee, that such Board Designee satisfies all independence and other requirements applicable to such Committee.

(g)	As long as the Investor, together with its Affiliates, owns in the aggregate 20% or more of the issued and outstanding Common Shares, the Investor shall be entitled to designate two (2) Board Designees to any special committee formed by the Corporation to consider a material transaction, provided that the Investor does not have an interest in such transaction or the Board Designees are not otherwise in a conflict of interest in relation to such transaction, as determined by the Board, acting reasonably.

(h)	The Board Designee(s) shall not be entitled to any salary or compensation from the Corporation for his or her service as a director of the Corporation. Notwithstanding the foregoing, each Board Designee shall be entitled to (i) be reimbursed by the Corporation for the reasonable travel and other expenses incurred by him or her to attend Board meetings and (ii) the benefit of customary director’s and officer’s liability insurance providing coverage in amounts and on terms satisfactory to the Investor, in its sole discretion, and a contractual indemnity agreement with the Corporation in substantially the form attached hereto as Schedule A.

(i)	The Investor shall advise the Corporation of the identity of any Board Designee at least fifteen (15) Business Days prior to the date on which proxy solicitation materials are to be mailed (as advised by the Corporation to the Investor) for purposes of any meeting of Shareholders at which the election of directors to the Board is to be considered. If the Investor does not advise the Corporation of the identity of any such Board Designee prior to such deadline, then the Investor shall be deemed to have nominated its incumbent nominee(s). The Corporation shall advise the Investor of the mailing date of any such proxy solicitation materials at least twenty (20) Business Days prior to such date.

2.2	Board Matters

As of the Effective Date, the Corporation shall not, without the prior approval of a majority of the directors of the Corporation, such majority to include each Board Designee then serving on the Board, and subject to the fiduciary duties of the directors:

(a)	voluntarily delist from any stock exchange on which its securities are listed;

(b)	incur, or permit any Subsidiary of the Corporation to incur, any indebtedness for borrowed money or to guarantee any indebtedness for borrowed money;

(c)	incur, or permit any Subsidiary of the Corporation to incur, any lien, claim or security interest on the assets of the Corporation or any Subsidiary of the Corporation, including (without limitation) royalty agreements, streaming agreements or long-term offtake agreements;

(d)	enter into any transaction, or series of related transactions, effecting any sale or other disposition by the Corporation of all or substantially all of its assets;

(e)	except in accordance with the Annual Budget, enter into any transaction, or series of related transactions, pursuant to which the Corporation acquires any assets or entity for a purchase price of $250,000 or more;

(f)	enter into any joint venture involving an interest in the Livengood Gold Project;

(g)	enter into any transaction, or series of related transactions, effecting a merger, amalgamation, arrangement, consolidation, business combination or other transaction that results in a Change of Control;

(h)	enter into any transaction, or series of related transactions, with a related party (as defined in MI 61-101) having an aggregate value in excess of US$250,000;

(i)	amend the notice of articles or articles of the Corporation;

(j)	change the size of the Board, provided that, at the first annual meeting of shareholders held following the Effective Date, the size of the Board shall be increased to eight (8), including two (2) directors nominated by the Investor;

(k)	enter into any transaction that would result in the issuance of Equity Securities;

(l)	approve the Annual Budget;

(m)	incur any expenditure which results in the Corporation exceeding the Annual Budget by more than 5%;

(n)	appoint, change or remove senior officers (including the CEO, CFO and COO) of the Corporation or any of its Affiliates or set specific attributions and responsibilities or determine bonuses payments to the foregoing; or

(o)	make a decision in respect of (i) declaring, making or paying dividends or other distributions in respect of any securities of the Corporation or any of its Affiliates, (ii) redeeming, repurchasing or otherwise acquiring any outstanding securities by the Corporation or any of its Affiliates, (iii) effecting a reorganization, liquidation or dissolution of or involving the Corporation or any of its Affiliates, (iv) issuing any security of any of the Corporation’s Affiliates, or (v) the creation of any new Subsidiary.

2.3	Notice of Meetings

The Corporation agrees and undertakes that, so long as any Board Designee is a member if the Board, all notices of Board meetings shall be delivered by hand or transmitted by facsimile or e-mail at least five (5) Business Days prior to the date of the applicable Board meeting. Notwithstanding the foregoing, emergency Board meetings may be called by the Chairman of the Board or any two directors of the Corporation in the case of a situation involving matters upon which prompt action is deemed necessary, in the reasonable discretion of the Chairman of the Board or the two directors of the Corporation calling the meeting, by giving notice at least two (2) Business Days prior to the date of such Board meeting (unless less notice is required in the circumstances). All notices of Board meetings shall specify the time, date and place of the Board meeting and contain a brief but complete summary of all business on the agenda of the Board meeting.

Section 3
PARTICIPATION RIGHT GRANTED BY THE CORPORATION

3.1	Exercise of Participation Right

(a)	So long as the Investor, together with its Affiliates, owns in the aggregate at least 10% of the issued and outstanding Common Shares, the Investor shall have a right (the “Participation Right”), subject to applicable laws or stock exchange requirements, to subscribe for its pro rata share (as defined below) of any Equity Securities (other than Excluded Securities) that the Corporation may, from time to time, sell and issue after the Effective Date, whether pursuant to a public offering, private placement or otherwise (each, a “Proposed Offering”). For purposes of this Section 3.1(a), the Investor’s pro rata share of any Equity Securities issued pursuant to a Proposed Offering is equal to the ratio of (i) the number of Common Shares owned by the Investor or its Affiliates, or over which the Investor or any of its Affiliates exercises control or direction, immediately prior to the issuance of such Equity Securities under the Proposed Offering to (ii) the total number of issued and outstanding Common Shares immediately prior to the issuance of such Equity Securities under the Proposed Offering. The term “Equity Securities” shall mean: (i) any Common Shares, preferred shares or other equity security of the Corporation; (ii) any security convertible or exchangeable, with or without consideration, into any Common Shares, preferred shares or other equity security (including any option to purchase such a convertible security); (iii) any warrant or right to subscribe for or purchase any Common Shares, preferred shares or other equity security; or (D) any security including or comprising such a warrant or right. In the event that the issuance of Equity Securities pursuant to the exercise of the Participation Right is subject to Shareholder approval under applicable laws or stock exchange requirements, the Corporation shall use its commercially reasonable efforts to obtain the approval of such Participation Right at a meeting convened as soon as practicable (and in any event such meeting shall be convened within sixty (60) days after the date the Corporation is advised that it will require Shareholder approval) in order to allow the Investor to exercise its Participation Right. At such meeting, the Corporation shall solicit proxies from the Shareholders to obtain such approval.

(b)	The Corporation shall send a written notice to the Investor (the “Participation Right Offer Notice”) of any Proposed Offering specifying: (i) the number and type of Equity Securities to be issued under the Proposed Offering; (ii) the price per Equity Security to be issued under the Proposed Offering; (iii) the expected use of proceeds and closing date of the Proposed Offering; (iv) the total number of the then issued and outstanding Common Shares; and (v) all other material terms and conditions of the Proposed Offering.

(c)	Subject to Section 3.1(e), the Investor shall have a period of five (5) Business Days from the date of the Participation Right Offer Notice (the “Participation Right Notice Period”) to notify the Corporation in writing (the “Participation Right Acceptance Notice”) of the exercise of its Participation Right. Such Participation Right Acceptance Notice shall specify (i) the number of Equity Securities the Investor wishes to acquire under the Proposed Offering, which may be fewer than the Investor’s full pro rata share as calculated pursuant to Section 3.1(a), and (ii) the number of Common Shares owned by the Investor or its Affiliates, or over which the Investor or any of its Affiliates exercises control or direction, immediately prior to the issuance of such Equity Securities under the Proposed Offering. If the Investor fails to deliver a Participation Right Acceptance Notice in respect of a Proposed Offering within the applicable Participation Right Notice Period, then any right of the Investor to subscribe for any of the Equity Securities issued under the Proposed Offering is extinguished. If the Investor gives a Participation Right Acceptance Notice in respect of a Proposed Offering, the sale of Equity Securities to the Investor shall be completed within thirty (30) Business Days of the expiry of the Participation Right Notice Period or such shorter period required by applicable laws or stock exchange requirements.

(d)	If the Corporation has not issued the debt or Equity Securities under a Proposed Offering within ninety (90) Business Days of the expiry of the Participation Right Notice Period, the Corporation shall not thereafter proceed with such Proposed Offering without providing the Investor with another opportunity to exercise its Participation Right in respect of such Proposed Offering.

(e)	Notwithstanding the foregoing, if any Proposed Offering to which this paragraph 3.1 applies is to be conducted or marketed on a “bought deal” or “overnight” basis, then the period for delivering a Participation Right Acceptance Notice under Section 3.1(c) shall be reduced to being “as soon as reasonably practicable and without undue delay” by the Investor acting reasonably and in good faith, having regard to the specific circumstances surrounding such Proposed Offering and so as not to jeopardize the Corporation’s ability to complete such transaction.

3.2	Excluded Securities

The Participation Right shall have no application to any of the following securities of the Corporation (the “Excluded Securities”):

(a)	Common Shares issuable under the Stock Option Plan or pursuant to stock option plans or other similar employee equity incentive plans;

(b)	Common Shares issued by the Corporation as consideration for the acquisition of any property (including securities) from a third party; and

(c)	Common Shares issued in connection with any stock split, stock dividend or recapitalization by the Corporation.

Section 4
REGISTRATION RIGHTS

4.1	Demand Registration Rights

(a)	At any time that the Investor and its Affiliates continue to hold in the aggregate at least 10% of the issued and outstanding Common Shares, the Investor may require the Corporation to register all or a portion of the Registrable Securities then held by the Investor and its Affiliates by either:

(i)	filing a Prospectus and taking such other steps as may be necessary to facilitate a Distribution in Canada of all or any portion of the Registrable Securities held by the Investor or its Affiliates; or

(ii)	filing a registration statement with the SEC (a “Registration Statement”) and taking such other steps as may be necessary to facilitate the registration under the U.S. Securities Act of all or any portion of the Registrable Securities held by the Investor or its Affiliates to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of distribution thereof specified in the related Request (as defined below), and shall use all reasonable efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter and to keep such Registration Statement continuously effective for a period of at least (x) 60 calendar days (or, in the case of an underwritten public offering of Registrable Securities, such period as the underwriters of such offering shall reasonably require) following the date on which such Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Registration Statement have been sold pursuant thereto), including, in either case, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Corporation for such Registration Statement or by the U.S. Securities Act, the U.S. Securities Exchange Act of 1934, as amended, any U.S. state securities or blue sky laws, or any rules and regulations thereunder.

Any such registration effected pursuant to this Section 4.1(a) is referred to herein as a “Demand Registration.”

(b)	Any such request shall be made by a notice in writing (a “Request”) to the Corporation and shall specify the number and the class or classes of Registrable Securities to be sold (the “Designated Registrable Securities”) by the Investor, the intended method of disposition, whether such offer and sale shall be made by an underwritten public offering and the jurisdiction(s) in which the filing is to be effected. The Corporation shall, subject to applicable Securities Laws, use its commercially reasonable efforts to file one or more Prospectuses or Registration Statements in compliance with applicable Securities Laws, in order to permit the Distribution in Canada or registration in the United States of all of the Designated Registrable Securities of the Investor specified in a Request. The Parties shall cooperate in a timely manner in connection with such Distribution and the procedures in Schedule B shall apply.

(c)	The Corporation shall not be obliged to effect:

(i)	more than two Demand Registrations in any fiscal year of the Corporation provided that for purposes of this Section 4.1, a Demand Registration pursuant to which the Designated Registrable Securities are to be sold shall not be considered as having been effected until a Receipt has been issued by the Canadian Securities Authorities for the Prospectus or, in the case of a US registration, the related Registration Statement has been declared effective by the SEC and has not been withdrawn or suspended. Notwithstanding anything to the contrary contained herein, a Demand Registration shall not be deemed to have been effected (and such Demand Registration shall not count as a Demand Registration) unless the Investor shall have sold at least 75% of the Designated Registrable Securities sought to be included in such Demand Registration; or

(ii)	a Demand Registration in the event the Corporation determines in its good faith judgment, after consultation with the Investor and its financial advisors, that (i) either (A) the effect of the filing of a Prospectus or Registration Statement would have a material adverse effect on the Corporation because such action would materially interfere with a material acquisition, corporation reorganization or similar material transaction involving the Corporation; or (B) there exists at the time material non-public information relating to the Corporation the disclosure of which would be materially adverse to the Corporation, and (ii) that it is therefore in the best interests of the Corporation to defer the filing of a Prospectus or Registration Statement at such time, in which case the Corporation’s obligations under this Section 4.1 will be deferred for a period of not more than ninety (90) days from the date of receipt of the Request of the Investor (such 90-day period is referred to herein as a “Blackout Period”); provided, that after any initial Blackout Period the Corporation may not invoke a subsequent Blackout Period until 12 months elapse from the end of any previous Blackout Period.

(d)	In the case of an underwritten public offering of Registrable Securities initiated pursuant to this Section 4.1, the Investor shall have the right to select the managing underwriter(s) or managing agent(s) and the counsel retained which will perform such offering, provided, however, that the Investor’s selection will be subject to the approval of the Corporation, such approval not to be unreasonable withheld or delayed.

(e)	If at any time the Investor requests a Demand Registration, the Corporation shall have the right, exercisable within forty-eight (48) hours (except in the case of a “bought deal”, in which case the Corporation shall have only twenty-four (24) hours) of receipt of such request, to notify the Investor of its intention to qualify or register for distribution to the public under such Prospectus or Registration Statement an offering of Common Shares from treasury. The Investor shall use all commercially reasonable efforts to include in the proposed distribution such number of Common Shares as the Corporation shall request, upon the same terms (including the method of distribution) as such Demand Registration; provided that the Investor shall not be required to include any such Common Shares in any such Demand Registration if the Investor is advised by its lead underwriter or lead agent for the offering that in its good faith opinion the inclusion of such securities may materially and adversely affect the price or success of the offering or otherwise limit the number of shares able to be sold by the Investor in connection with such offering.

(f)	The Investor shall have the right to withdraw its request for inclusion of its Registrable Securities in any Prospectus or Registration Statement pursuant to this Section 4.1 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

(i)	such request must be made in writing five (5) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering;

(ii)	in the case of the registration of Registrable Securities pursuant to a Registration Statement, such request is made prior to the effectiveness thereof; and

(iii)	such withdrawal will be irrevocable.

(g)	For the avoidance of doubt, the registration rights granted pursuant to the provisions of this Section 4.1 shall be in addition to the registration rights granted pursuant to Section 4.2, below.

4.2	Piggyback Registration Rights

Each time the Corporation elects to proceed with the preparation and filing of a Prospectus or Registration Statement under any Securities Laws in connection with a proposed Distribution of any of its securities, whether by the Corporation or any of its security holders, the Corporation shall give written notice thereof to the Investor as soon as practicable. In such event, the Investor shall be entitled, by notice in writing given to the Corporation within ten (10) days (except in the case of a “bought deal” in which case the Investor shall have only twenty-four (24) hours) after the receipt of any such notice by the Investor, to require that the Corporation cause any or all of the Registrable Securities held by the Investor (the “Piggyback Registrable Securities”) to be included in such Prospectus or Registration Statement (such qualification being hereinafter referred to as a “Piggyback Registration”). Notwithstanding the foregoing:

(a)	in the event the lead underwriter or lead agent for the offering advises the Corporation and the Investor that in its good faith opinion, the inclusion of such Registrable Securities may materially and adversely affect the price or success of the offering, the Corporation shall include in such Registration, in the following priority: (i) first, such number of securities the Corporation proposes to sell; (ii) second, a number of Piggyback Registrable Securities requested by the Investor to be included in such Registration to the extent that such lead underwriter or lead agent reasonably believes such securities may be included in the offering without materially and adversely affecting the price or success of the offering; and (iii) third, such number of other securities requested by any other shareholder of the Corporation to be included in such Registration to the extent that such lead underwriter or lead agent reasonably believes such securities may be included in the offering without materially and adversely affecting the price or success of the offering.

(b)	the Corporation may at any time, and without the consent of the Investor, abandon the proposed offering in which the Investor has requested to participate;

(c)	The Investor shall have the right to withdraw its request for inclusion of its Piggyback Registrable Securities in any Prospectus or Registration Statement pursuant to this Section 4.2 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

(i)	such request must be made in writing five (5) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and

(ii)	such withdrawal will be irrevocable and, after making such withdrawal, the Investor will no longer have any right to include its Piggyback Registrable Securities in the offering pertaining to which such withdrawal was made.

4.3	Expenses

All Registration Expenses incident to the performance of or compliance with this Section 4 by the Parties shall be borne by the Corporation other than any and all commissions payable to any underwriter for an underwritten offering or agent for an agency offering that are attributable to the Registrable Securities to be sold by the Investor pursuant to any Demand Registration or Piggyback Registration, which commissions shall be borne by the Investor.

4.4	Other Sales

After receipt by the Corporation of a Request, the Corporation shall not, without the prior written consent of the Investor, authorize, issue or sell any Common Shares or Equity Securities in any jurisdiction or agree to do so or publically announce any intention to do so (except for securities issued pursuant to any legal obligations in effect on the date of the Request or pursuant to any stock option plan or equity incentive plan) until the date which is ninety (90) days after the later of (a) the date on which a Receipt is issued for the Prospectus filed in connection with such Demand Registration or, in the case of a US registration, the related Registration Statement has been declared effective by the SEC, and (b) the completion of the offering contemplated by the Demand Registration.

4.5	Future Registration Rights

The Corporation shall not grant registration rights without the prior written consent of the Investor unless the granting of such registration rights does not limit, in any material respect, the registration rights granted to the Investor pursuant to this Agreement and such registration rights are not materially more favourable to the grantee than the registration rights granted to the Investor.

4.6	Preparation; Reasonable Investigation

In connection with the preparation and filing of any Prospectus or Registration Statement as herein contemplated, the Corporation shall give the Investor, its underwriters for an underwritten offering or agents for an agency offering, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Corporation in writing, which in the reasonable judgment of the Investor and its counsel should be included. The Corporation shall give the Investor and the underwriters or agents such reasonable and customary access to the books and records of the Corporation and its subsidiaries and such reasonable and customary opportunities to discuss the business of the Corporation with its officers and auditors as shall be necessary in the reasonable opinion of the Investor, such underwriters or agents and their respective counsel. The Corporation shall cooperate with the Investor and its underwriters or agents in the conduct of all reasonable and customary due diligence which the Investor, such underwriters or agents and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Securities Laws and in order to enable such underwriters or agents to execute the certificate required to be executed by them for inclusion in each such document.

4.7	Underwriting or Agency Agreements

(a)	If requested by the underwriters for any underwritten offering or by the agents for any agency offering by the Investor pursuant to the exercise of a Demand Registration or Piggyback Registration, the Corporation and the Investor will enter into an underwriting agreement with such underwriters or agency agreement with such agents for such offering, such agreement to be satisfactory in substance and form to each of the Investor and the Corporation and the underwriters or agents, each acting reasonably, and to contain such representations and warranties by the Corporation and such other terms as are generally prevailing in agreements of these types, it being understood for the avoidance of doubt that the Investor shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriters’ or agents’ other than representations, warranties or agreements regarding the Investor and the Corporation’s intended method of distribution and any other representation required by law or as are generally prevailing in such underwriting or agency agreements for secondary offerings, as the case may be.

(b)	The underwriting agreement or agency agreement, as applicable, referred to in Section 4.7(a) will contain customary terms, including an indemnity whereby, in the event of the filing of a Prospectus or Registration Statement:

(i)	the Corporation will indemnify and hold harmless the Investor and each underwriter or agent involved in the distribution of Registerable Securities thereunder, and each of its directors, officers, employees and agents against any losses, claims, damages or liabilities (including reasonable counsels’ fees) (“Losses”), joint or several, to which the Investor, or such underwriter or agent or controlling Person or any of their directors, officers, employees or agents may become subject, insofar as such Losses, (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Prospectus, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Corporation will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Investor, such underwriter or agent or such controlling Person; and

(ii)	the Investor will indemnify and hold harmless the Corporation, its directors, officers, employees and agents to the same extent as the indemnity referred to in clause (i) above from the Corporation to the Investor, but only with respect to information regarding the Investor furnished in writing by or on behalf of the Investor expressly for inclusion in any Prospectus or Registration Statement. Notwithstanding anything to the contrary contained herein, the Investor’s obligations under the indemnity set out in this Section 4.7(b)(ii) shall be limited to a maximum aggregate amount equal to the net proceeds of the offering received by the Investor pursuant to such offering.

(c)	If reasonably requested by the underwriters or agents in connection with any underwritten offering or agency offering made pursuant to the exercise of a Demand Registration or Piggyback Registration, the Corporation shall cooperate with all reasonable requests made by the lead underwriter of such underwritten offering or lead agent of such agency offering respecting the attendance of the Corporation at road shows and participation of the Corporation in any efforts relating to the distribution and sale of the Designated Registrable Securities and Piggyback Registrable Securities, as the case may be.

4.8	Sale by Affiliates

If any Registrable Securities to be sold pursuant to any Demand Registration or Piggyback Registration are owned by an Affiliate of the Investor, all references to the Investor in this Section 4 and Schedule B shall be deemed, for the purpose of such Demand Registration or Piggyback Registration, to include both the Investor and/or the Affiliates.

Section 5
MISCELLANEOUS

5.1	Governing Law; Venue; Specific Performance

This Agreement shall be governed by and construed under the laws of the Province of Ontario and the federal laws applicable therein. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom and each Party irrevocably accepts and submits to the sole and exclusive jurisdiction of such courts, generally and unconditionally with respect to any action, suit or proceeding brought by or against it by the other Party. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.2	Statements as to Factual Matters

All statements as to factual matters contained in the recitals, any certificate or other instrument delivered pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties under this Agreement.

5.3	Amendments

No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and executed by all Parties hereto.

5.4	Successors and Assigns

The rights provided by this Agreement may only be assigned, in whole or in part, by the Investor to a Permitted Assign without the prior approval of the other Parties. Upon such assignment, the Permitted Assign shall be treated as the Investor for all purposes under this Agreement, except that any entitlements to notice and any entitlements to furnished documentation pursuant to this Agreement shall be satisfied by the Corporation through delivery to the transferring Investor on behalf of the Permitted Assign. Except as otherwise expressly provided, the provisions prescribed herein shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties and Permitted Assigns hereto.

5.5	Entire Agreement

This Agreement and the other agreements and documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the Parties with regard to the subject hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.6	Severability

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.7	Delays or Omissions

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any holder, upon any breach, default or noncompliance of any Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Party’s part of any breach, default or noncompliance under the Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to holders, shall be cumulative and not alternative.

5.8	Notices

Any notice under this Agreement shall be given in writing and either delivered, sent by electronic means (including facsimile transmission or email) or mailed by prepaid registered post to the Party to receive such notice at the address, facsimile number or email address indicated below:

(a)	to the Corporation at:

International Tower Hill Mines Ltd.
Suite 2300 – 1177 West Hastings Street
Vancouver, British Columbia V6E 2K3

Attention:	Chief Executive Officer
Facsimile:	(604) 408-7499
Email:	tirwin@ithmines.com

with a copy (which shall not constitute notice) to:

McCarthy Tetrault LLP
Suite 2400, 745 Thurlow Street
Vancouver, BC V6E 0C5

Attention:	Robin Mahood
Facsimile:	(604) 643-5911
Email:	rmahood@mccarthy.ca

(b)	to the Investor at:

Paulson & Co. Inc.
1251 Avenue of the Americas
New York, New York 10020

Attention:	Victor Flores
Facsimile:	(212) 977-9505
Email:	victor.flores@paulsonco.com

with a copy (which shall not constitute notice) to:

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario, M5H 2S7

Attention:	Bill Gorman
Facsimile:	(416) 979-1234
Email:	wgorman@goodmans.ca

- and to –

Pepper Hamilton LLP
The New York Times Building
620 Eighth Avenue – 37th Floor
New York, New York, 10018-1405

Attention:	Andrew Hulsh
Facsimile:	(800) 862-8197
Email:	hulsha@pepperlaw.com

or such other address, facsimile number or email address as such Party may hereafter designate by notice in writing to the other Parties. If a notice is delivered, it shall be effective from the date of delivery; if such notice is sent by electronic means during normal business hours of the addressee, it shall be effective on the Business Day such notice is sent and, if not sent during normal business hours of the addressee, then on the Business Day following the date such notice is sent; and if such notice is sent by mail, it shall be effective seven (7) Business Days following the date of mailing, excluding all days when normal mail service is interrupted.

5.9	Counterparts

This Agreement may be executed in any number of counterparts (whether by fax or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth above.

INTERNATIONAL TOWER HILL MINES LTD.

Per:	“Tom Irwin”
	Name:	Tom Irwin
	Title:	Chief Executive Officer

PAULSON & CO. INC.

Per:	“Stuart Merzer”
	Name:	Stuart Merzer
	Title:	General Counsel

Schedule A
Form of Indemnity Agreement

INDEMNITY AGREEMENT

THIS AGREEMENT is made as of ●, 2016.

BETWEEN:

INTERNATIONAL TOWER HILL MINES LTD., a corporation governed by the laws of the Province of British Columbia
(the “Corporation”)

- and -

●, an individual resident in ●
(the “Indemnified Party”)

RECITALS:

A.	The Indemnified Party is or has been duly elected or appointed as a director and/or officer of the Corporation or, at the request of the Corporation, a duly elected or appointed director and/or officer of an Other Entity (as defined below).

B.	The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities or expenses which the Indemnified Party may incur as a result of acting as a director and/or officer of the Corporation or Other Entity.

C.	In order to induce the Indemnified Party to serve and to continue to so serve as a director and/or officer of the Corporation or Other Entity, the Corporation has agreed to provide the indemnity in this Agreement.

D.	The Articles of the Corporation contemplate that the Indemnified Party may be indemnified in certain circumstances.

NOW THEREFORE in consideration of the Indemnified Party acting or continuing to act as a director and/or officer of the Corporation or Other Entity, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

(a)	“Act” means the Business Corporations Act (British Columbia), as the same exists on the date of this Agreement or may hereafter be amended.

(b)	“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

(c)	“Articles” means the articles of the Corporation, including any amendments or alterations thereto.

(d)	“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in Vancouver, British Columbia are open for commercial banking business during normal banking hours.

(e)	“Claim” includes any civil, criminal, administrative, investigative, demand, inquiry, hearing, discovery or other proceeding of any nature or kind (including arbitrations and mediations) in which the Indemnified Party is involved (excluding claims brought by the Indemnified Party) by reason of the Indemnified Party being or having been a director and/or officer of the Corporation or Other Entity whether threatened, anticipated, pending, commenced, continuing or completed, and any appeal thereof, as well as any other circumstances or situation in respect of which an Indemnified Party reasonably requires legal advice or representation concerning actual, possible or anticipated Losses by reason of the Indemnified Party being or having been a director and/or officer of the Corporation or Other Entity.

(f)	“Court” means a court of competent jurisdiction in British Columbia.

(g)	“Control Transaction” means any merger, amalgamation, take-over bid, arrangement, liquidation, wind-up, dissolution, share exchange, material sale of assets or similar transaction in respect of the Corporation.

(h)	“Losses” includes all costs, disbursements, charges, awards, expenses, losses, damages (including punitive and exemplary), fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, including as a result of a breach or alleged breach of any statutory or common law duty imposed on directors and/or officers, without limitation, and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or with any action to establish a right to indemnification under this Agreement, and for greater certainty, includes all taxes (including income taxes), interest, penalties and related outlays of the Indemnified Party arising from any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement.

(i)	“Notice of Articles” means the notice of articles of the Corporation, including any amendments or alterations thereto.

(j)	“Other Entity” means a Subsidiary and any other entity in respect of which the Indemnified Party was specifically requested by the Corporation to serve as a duly appointed director and/or officer or similar position(s) of such Other Entity.

(k)	“Parties” means the Corporation and the Indemnified Party collectively and “Party” means any one of them.

(l)	“Policy” means the directors’ and officers’ insurance policy listed on Schedule A, and any successor to such policy entered into by the Corporation (and any renewals or replacements thereof).

(m)	“Run-Off Coverage” has the meaning set out in Section 3.1(c).

(n)	“Subsidiary” has the meaning set out in the Act.

(o)	“Termination Date” has the meaning set out in Section 5.1(a).

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Governing Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

(b)	Submission to Jurisdiction - Each Party submits to the exclusive jurisdiction of any British Columbia court sitting in Vancouver, British Columbia in any action, application, reference or other proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined exclusively in such British Columbia court. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding.

(c)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(d)	Number - Unless the context otherwise requires, words importing the singular include the plural and vice versa.

(e)	Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(f)	Entire Agreement - This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including, without limitation, any previous Indemnity Agreement between the Corporation and the Indemnified Party dated prior to the date hereof. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

Article 2
OBLIGATIONS

2.1	Obligations of the Corporation

(a)	General Indemnity - The Corporation agrees to indemnify and hold the Indemnified Party harmless, to the fullest extent permitted by law, including but not limited to the indemnity under the Act, under the Notice of Articles and Articles of the Corporation and this Agreement, from and against any and all Losses which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of any Claim; provided, however, that the indemnity provided for in this Section 2.1(a) will not be available if:

(i)	the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Corporation or Other Entity, as the case may be, in relation to the subject matter of the Claim; and

(ii)	in the case of a proceeding that is not a civil action/proceeding, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party’s conduct in respect of which the action/proceeding was brought was lawful.

(b)	Derivative Claims and Claims by the Corporation - In respect of any proceeding by or on behalf of the Corporation or Other Entity to procure a judgment in its favour against the Indemnified Party, in respect of which the Indemnified Party is made a party by reason of the Indemnified Party being or having been a director and/or officer of the Corporation or Other Entity, the Indemnified Party may make an application, on its own behalf, or on behalf of the Corporation, at its expense, for the approval of a Court to advance monies to the Indemnified Party for costs, charges and expenses reasonably incurred by the Indemnified Party in connection with such action and to indemnify and save harmless the Indemnified Party for such costs, charges and expenses of such action provided the Indemnified Party fulfils the conditions set out in Sections 2.1(a)(i) and 2.1(a)(ii) above and provided that such advance or indemnification is not prohibited under any applicable statute. The Indemnified Party hereby agrees to repay such funds advanced if the Indemnified Party ultimately does not fulfil the conditions set out in Sections 2.1(a)(i) and 2.1(a)(ii) above. In the event that the Indemnified Party is successful in its application, it shall be reimbursed by the Corporation for the expense incurred by the Indemnified Party in making the application.

(c)	Advance of Expenses - Subject to Section 2.1(b) of this Agreement, the Corporation shall, at the request of the Indemnified Party, advance to the Indemnified Party sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Party within 60 days of receiving an invoice in respect thereof for any costs, charges or expenses, including legal or other fees, actually and reasonably incurred by the Indemnified Party in investigating, defending, appealing, preparing for, providing evidence in or instructing and receiving the advice of the Indemnified Party’s counsel or other professional advisors in regard to any Claim or other matter for which the Indemnified Party may be entitled to an indemnity or reimbursement under this Agreement, and such amounts shall be treated as a non-interest bearing advance or loan to the Indemnified Party. In the event it is ultimately determined by a Court in a final non-appealable judgment that: (i) the Indemnified Party did not fulfil the conditions set out in Sections 2.1(a)(i) and 2.1(a)(ii) above; (ii) the payment(s) is/are prohibited under the Act; or (iii) the Indemnified Party was not entitled to be fully so indemnified, the Indemnified Party shall (and hereby agrees to) repay such loan or advance, or the appropriate portion thereof, upon written notice of such determination being given by the Corporation to the Indemnified Party detailing the basis for such determination and such loan or advance shall bear interest from the date of such notice until repaid at the prime rate prescribed from time to time by the Corporation’s principal bankers. The Corporation will have the burden of establishing that any expense it wishes to challenge is not reasonable. The Corporation shall not make any payments referred to in this Subsection 2.1(c) unless the Corporation first receives from the Indemnified Party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Act or this Agreement, the Indemnified Party will repay the amounts advanced or reimbursed.

2.2	Notice of Proceedings

The Indemnified Party shall give notice in writing to the Corporation as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation or Other Entity or the Indemnified Party which may result in a claim for indemnification under this Agreement, and the Corporation agrees to give the Indemnified Party notice in writing as soon as practicable upon it or any Other Entity being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Such notice shall include a description of the Claim, a summary of the facts giving rise to the Claim and, if possible, an estimate of any potential liability arising under the Claim. Failure by the Indemnified Party to so notify the Corporation of any Claim shall not relieve the Corporation from liability under this Agreement except to the extent that the failure materially prejudices the Corporation.

2.3	Subrogation

Promptly after receiving written notice from the Indemnified Party of any Claim (other than a Claim by or on behalf of the Corporation or Other Entity to procure a judgment in its favour against the Indemnified Party), the Corporation may by notice in writing to the Indemnified Party, in a timely manner assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Claim. On delivery of such notice by the Corporation, the Corporation shall not be liable to the Indemnified Party under this Agreement for any fees and disbursements of counsel the Indemnified Party may subsequently incur with respect to the same matter. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party consents to the conduct thereof and of any action taken by the Corporation, in good faith, in connection therewith, and the Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

2.4	Separate Counsel

If the Indemnified Party is named as a party or a witness to any Claim, or the Indemnified Party is questioned or any of his or her actions, omission or activities are in any way investigated, reviewed, or examined in connection with or in anticipation of any actual or potential Claims, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation’s expense (limited to reasonable attorney’s fees and expenses) to act on the Indemnified Party’s behalf to provide an initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party. The Indemnified Party will be entitled to continued representation by independent counsel at the Corporation’s expense (limited to reasonable attorney’s fees and expenses) beyond the initial assessment if:

(a)	the Indemnified Party and the Corporation have mutually agreed to the retention of such other counsel;

(b)	representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (including the availability of different defences); or

(c)	the Corporation has not retained reasonably satisfactory counsel for the Indemnified Party within ten Business Days of any receipt of notice pursuant to Section 2.2 above.

2.5	Settlement of Claim

No admission of liability with respect to the Indemnified Party shall be made by the Corporation without the prior written consent of the Indemnified Party unless such settlement includes an unconditional general release of the Indemnified Party without any admission of negligence, misconduct, liability or responsibility by the Indemnified Party.

2.6	Presumptions / Knowledge

(a)	For purposes of any determination hereunder, the Indemnified Party will be deemed, subject to compelling evidence to the contrary, to have acted in good faith and in the best interests of the Corporation (or any Other Entity). The Corporation will have the burden of establishing otherwise.

(b)	Unless a Court otherwise has held or decided that the Indemnified Party is not entitled to be fully or partially indemnified under this Agreement, the determination of any Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity under this Agreement.

(c)	The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or any Subsidiary or Other Entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

Article 3
INSURANCE

3.1	Insurance

(a)	The Policy - The Corporation will ensure that its liabilities under this Agreement, and the potential liabilities of the Indemnified Party that are subject to indemnification by the Corporation pursuant to this Agreement, are at all times supported by the Policy. The Corporation shall pay all premiums payable under the Policy and, provided that such insurance is, in the Corporation’s reasonable and good faith opinion, available on commercially reasonable terms, take all steps necessary to maintain the coverage provided under the Policy. As may be required by the Policy, the Corporation will immediately notify the Policy’s insurers of any occurrences or situations that could potentially trigger a claim under the Policy and will promptly advise the Indemnified Party that the insurers have been notified of the potential claim. If, for any reason whatsoever, any directors’, and officers’ liability insurer asserts that the Indemnified Party is subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by the Corporation for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, the Corporation shall pay the deductible for and on behalf of the Indemnified Party. If any payments made by an insurer under a Policy are deemed to constitute a taxable benefit or otherwise become subject to any tax payable by the Indemnified Party, the Corporation agrees to pay any amount as may be necessary to ensure that the amount received by or on behalf of the Indemnified Party after the payment of, or withholding for, such tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

(b)	Variation of Policies - So long as the Indemnified Party is a director. officer or holder of a similar office of the Corporation or an Other Entity and provided that such insurance is, in the Corporation’s reasonable and good faith opinion, available on commercially reasonable terms, the Corporation shall not seek to amend adversely or discontinue the Policy or allow the Policy to lapse (without entering into a renewal or replacement thereof on similar terms) without the Indemnified Party’s prior written consent, acting reasonably. Should the Indemnified Party cease to be a director and/or officer of the Corporation, for any reason whatsoever, the Corporation shall continue to purchase and maintain directors’ and officers’ liability insurance for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, such that the Indemnified Party’s insurance coverage is, at all times up to and including the Termination Date, the same as any insurance coverage the Corporation purchases and maintains for the benefit of its then current directors and/or officers from time to time.

(c)	Run-Off Coverage - In the event the Policy is discontinued for any reason, or in the event of a consummation of a Control Transaction, the Corporation shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of six years after such discontinuance or the effective time of the Control Transaction, insurance for the benefit of the Indemnified Party (the “Run-Off Coverage”), on similar terms to the extent permitted by law and provided such Run-Off Coverage is available on commercially acceptable terms and premiums (as determined by the board of directors in its reasonable and good faith opinion), provided that the premiums for the Run-Off Coverage will be deemed to be commercially acceptable if the total premiums for such Run-Off Coverage do not exceed 300% of annual premiums under the Policy at the time they are discontinued). The Run-Off Coverage shall provide coverage only in respect of events occurring prior to the discontinuance of the Policy or the effective time of the Control Transaction. The Corporation will provide to the Indemnified Party a copy of each policy of insurance providing the coverages contemplated by this subsection 3.1(c) promptly after coverage is obtained and evidence of each annual renewal thereof and will promptly notify the Indemnified Party if the insurer cancels, makes material changes to coverage, or refuses to renew coverage (or any part of the coverage).

(d)	Exclusion of Indemnity - Notwithstanding any other provision in this Agreement, the Corporation shall not be obligated to indemnify the Indemnified Party for any Losses for which the Indemnified Party is entitled to indemnity to pursuant any valid and collectible policy of insurance obtained and maintained by the Corporation, to the extent of the amounts actually collected by the Indemnified Party under such insurance policy. Where partial indemnity is provided by such insurance policy, the obligation of the Corporation under Section 2.1 shall continue in effect but be limited to that portion of the Losses for which indemnity is not provided by such insurance policy.

Article 4
MISCELLANEOUS

4.1	Corporation and Indemnified Party to Cooperate

The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement.

4.2	Effective Time

This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer, or held a position equivalent to that of a director or officer, of the Corporation or Other Entity and shall apply to all actions and proceedings, whether such action or proceeding is in respect of facts arising before or subsequent to the effective date of this Agreement.

4.3	Insolvency

The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors to the extent permitted by applicable laws.

4.4	Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

4.5	Non-Exclusive Indemnification

The Corporation shall provide the Indemnified Party with all of the indemnifications, protections and benefits it may provide pursuant to the Act. The indemnification provided by this Agreement shall not exclude any separate rights of indemnification to which the Indemnified Party may otherwise be entitled under the Articles of the Corporation, the Act, any valid and lawful agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the Indemnified Party's official capacity and as to action in another capacity while holding such office, and such separate rights of indemnification shall continue if the Indemnified Party has ceased to be a director or officer of the Corporation or Other Entity, as the case may be, and shall enure to the benefit of the heirs, executors and administrators of the Indemnified Party.

4.6	Compliance with the Act

To the extent that the terms of this Agreement are contrary to the provisions of the Act, as amended from time to time, or other applicable laws, the terms of this Agreement shall be deemed to be amended to comply therewith (it being understood that nothing contained herein shall be considered to impose an obligation upon the Corporation which it is prohibited from complying with by virtue of such legislation). To the extent that the terms of this Agreement are contrary to the provisions of the Act, as amended from time to time, or other applicable laws, the terms of this Agreement shall be deemed to be amended to comply therewith (it being understood that nothing contained herein shall be considered to impose an obligation upon the Corporation which it is prohibited from complying with by virtue of such legislation).

Article 5
GENERAL

5.1	Term

(a)	The obligations of the Corporation under this Agreement shall survive until the date (the “Termination Date”) that is six years after the Indemnified Party has ceased to be a director and/or officer of the Corporation or Other Entity, except with respect to Claims that have been commenced as of the Termination Date in respect of which the Indemnified Party is entitled to claim indemnification under this Agreement.

(b)	The obligations of the Corporation under this Agreement with respect to Claims that have been commenced as of the Termination Date in respect of which the Indemnified Party is entitled to claim indemnification under this Agreement shall survive until the final termination or resolution of such Claims.

5.2	Assignment

Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

5.3	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and the heirs, attorneys, guardians, estate trustees, executors, trustees, administrators and permitted assigns of the Indemnified Party and the successors (including any successor by reason of amalgamation) and permitted assigns of the Corporation.

5.4	Amendments

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be so bound. For greater certainty, the rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

5.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by e-mail:

(a)	in the case of a Notice to the Indemnified Party at:

[name]
[address]

E-mail:          ●

(b)	in the case of a Notice to the Corporation at:

International Tower Hill Mines Ltd.

2300 - 1177 West Hastings Street
Vancouver, BC V6E 2K3

Attention:      Chief Executive Officer
Email:            tirwin@ithmines.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5 :00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.

5.6	Further Assurances

The Corporation and the Indemnified Party shall, with reasonable diligence, do all things and execute and deliver all such further documents or instruments as may be necessary or desirable for the purpose of assuring and conferring on the Indemnified Party the rights created or intended by this Agreement and giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement, or evidencing any loan or advance made pursuant to Section 2.1(c) hereof. The Corporation further covenants and agrees that it will not take any action, including, without limitation, the enacting, amending, or repealing of any by-law, which would in any manner adversely affect or prevent the Corporation’s ability to perform its obligations under this Agreement.

5.7	Independent Legal Advice

The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement, that the Indemnified Party has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

5.8	Execution and Delivery

This Agreement may be executed by the Parties in any number of counterparts, each of which is deemed to be an original, and such counterparts together shall constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Remainder of page left intentionally blank.]

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first written above.

INTERNATIONAL TOWER HILL MINES LTD.

Per:
	Name:	Tom Irwin
	Title:	Chief Executive Officer

Witness to signature of Indemnified Party	Indemnified Party

Schedule A
Insurance Policy

Insurer	Policy No.
●	●

Schedule B
Registration Procedures

1.1	Registration Procedures

(a)	Upon receipt of a Request or a notice from the Investor pursuant to Section 4, the Corporation will use its commercially reasonable efforts to effect the qualification or registration for the offer and sale or other disposition or Distribution of Registrable Securities of the Investor, and pursuant thereto the Corporation will use its commercially reasonable efforts to as expeditiously as possible:

(i)	prepare and file with the Canadian Securities Authorities or the SEC, as applicable, a Prospectus or Registration Statement relating to the applicable Demand Registration or Piggyback Registration and any other documents reasonably necessary, including amendments and supplements in respect of those documents, to permit the offer and sale or other disposition or Distribution and, in so doing, act as expeditiously as is practicable and in good faith to settle all deficiencies and obtain those receipts and clearances and provide those undertakings and commitments as may be reasonably required by the Canadian Securities Authorities or the SEC, all as may be necessary to permit the offer and sale or other disposition or Distribution of such securities in compliance with applicable Securities Laws;

(ii)	subject to applicable Securities Laws, keep the Prospectus or Registration Statement effective until the Investor has completed the sale or Distribution described in the Prospectus or Registration Statement but not longer than 60 days from the date of the Prospectus or Registration Statement;

(iii)	notify the Investor and the managing underwriter(s) or managing agent(s), if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Corporation (i) when the Prospectus or Registration Statement or any amendment thereto has been filed, and, to furnish the Investor and managing underwriter(s) or managing agent(s) with copies thereof, (ii) of any request by the Canadian Securities Authorities for amendments to the Prospectus or for additional information, (iii) of any request by the SEC for amendments to the Registration Statement or for additional information, (iv) of the issuance by the Canadian Securities Authorities or the SEC of any stop order or cease trade order relating to the Prospectus or Registration Statement or any order preventing or suspending the use of any Prospectus or Registration Statement or the initiation or threatening for any proceedings for such purposes, and (v) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv)	promptly notify the Investor and the managing underwriter(s), if any, (A) at any time the representations and warranties contemplated by any underwriting agreement, securities/sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects, and (B) the happening of any event as a result of which the Prospectus or Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which it was made or, if for any other reason it will be necessary during such time period to amend or supplement the Prospectus or Registration Statement in order to comply with the applicable Securities Laws and, in either case as promptly as practicable thereafter, prepare and file with the Canadian Securities Authorities or the SEC, as applicable, and furnish without charge to the Investor and the managing underwriter(s) or managing agent(s), if any, a supplement or amendment to such Prospectus or Registration Statement, which will correct such statement or omission or effect such compliance;

(v)	make every commercially reasonable effort to prevent the issuance of any stop order, cease trade order or other order suspending the use of any Prospectus or Registration Statement or suspending any qualification of the Registrable Securities covered by the Prospectus or Registration Statement and, if any such order is issued, to obtain the withdrawal of any such order;

(vi)	furnish to the Investor and each managing underwriter or managing agent, without charge, as applicable, one executed copy and as many conformed copies as they may reasonably request, of the Prospectus or Registration Statement and any amendment thereto, including financial statements and schedules, all documents incorporated therein by reference, and provide the Investor and its counsel with an opportunity to review, and provide comments to the Corporation on the Prospectus or Registration Statement;

(vii)	deliver to the Investor and the underwriters for an underwritten offering or the agents for an agency offering, if any, without charge, as many copies of the Prospectus or Registration Statement and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Corporation consents to the use of the Prospectus or Registration Statement or any amendment thereto by the Investor and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or Registration Statement or any amendment or supplement thereto) and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Registrable Securities by such Person;

(viii)	use its commercially reasonable efforts to qualify, and cooperate with the Investor, the managing underwriter or managing agent, if any, and their respective counsel in connection with the qualification of such Registrable Securities for offer and sale in Canada in compliance with the applicable Canadian Securities Laws or in the United States in compliance with the applicable U.S. Securities Laws as any such Person, underwriter or agent reasonably requests in writing;

(ix)	in connection with any underwritten offering or agency offering, enter into customary agreements, including an underwriting agreement or agency agreement, as applicable, in accordance with Section 4.7, and furnish to the underwriters or agents and the Investor, among other things:

(A)	an opinion of counsel representing the Corporation for the purposes of such registration, addressed to the underwriters or agents, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering or agents in an agency public offering; and

(B)	a “comfort letter” dated such date from the independent public accountants retained by the Corporation, addressed to the underwriters or agents, in form and substance as is customarily given in an underwritten or agency public offering, as applicable, provided that the Investor has made such representations and furnished such undertakings as the independent public accountants may reasonably require;

(x)	as promptly as practicable after filing with the Canadian Securities Authorities or the SEC, as applicable, any document which is incorporated by reference into the Prospectus or Registration Statement, provide copies of such document to counsel for the Investor and to the managing underwriters or managing agents, if any;

(xi)	provide a CUSIP number for all Registrable Securities, not later than the closing date of the offering;

(xii)	make reasonably available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters or agents (taking into account the needs of the Corporation’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten or agency offering;

(xiii)	promptly prior to the filing of any document which is to be incorporated by reference into the Prospectus or Registration Statement, provide copies of such document to counsel for the Investor and to each lead underwriter or lead agent, if any, and make the Corporation’s representatives reasonably available for discussion of such document and make such changes in such document concerning the Investor prior to the filing thereof as counsel for the Investor or underwriters or agents may reasonably request;

(xiv)	cooperate with the Investor and the lead underwriter or lead agent, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or agents or, if not an underwritten or agency offering, in accordance with the instructions of the sellers of Registrable Securities at least three (3) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof;

(xv)	take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities; and

(xvi)	take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Investor under this Agreement.

(b)	The Corporation may require the Investor, as to which any Registration is being effected, to furnish to the Corporation such information regarding the Distribution of such securities and such other information relating to such Person and its ownership of Registrable Securities as the Corporation may from time to time reasonably request in writing. The Investor agrees to furnish such information to the Corporation and to cooperate with the Corporation as necessary to enable the Corporation to comply with the provisions of this Agreement. The Investor shall notify the Corporation immediately upon the occurrence of any event as a result of which any of the aforesaid Prospectuses or Registration Statements includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

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